Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 31, 2008 (which includes an explanatory paragraph relating to the adoption of Financial Accounting Stands Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 in 2007, and the initial adoption of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and the adoption of FASB Statement No. 123(R), Share-Based Payment in 2006) with respect to the consolidated financial statements, schedule and internal control over financial reporting of PharmaNet Development Group, Inc. (formerly SFBC International, Inc.) and subsidiaries included in the Annual Report on Form 10-K as of and for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement and Prospectus. We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
November 20, 2008